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                                                                  EXHIBIT 10.18


                               PURCHASE AGREEMENT

         The undersigned, GCG ACQUISITIONS, LLP, or its assigns, ("Buyer"), hereby offers to purchase from HEALTHCARE RECOVERIES, INC. ("Seller"), the property described in Section 1, subject to the terms and conditions set forth herein.

         1. Property. The total assets to be purchased by Buyer and sold by Seller hereunder ("Property") shall consist of the following:

                  1.1 All the land located at 5455 S. Westridge Avenue, in the City of New Berlin, County of Waukesha, State of Wisconsin, as identified or legally described on EXHIBIT A attached hereto, together with each and every street, alley, access-way, right-of-way, easement and privilege appurtenant thereto ("Land");

                  1.2 All improvements, structures and fixtures located upon, over or beneath the Land ("Improvements"), including without limitation, an approximately sixty thousand (60,000) square foot office building;

                  1.3 All tangible personal property, including furnishings, located on the Land and used by Seller in the operation or maintenance of the Land or Improvements as of the date of this Purchase Agreement ("Purchase Agreement"), including, without limitation, the items listed on EXHIBIT B attached hereto (but excluding personal property of any tenants); and

                  1.4 The interest of Seller or its affiliates, to the extent assignable, in any intangible personal property which is necessary or useful in connection with the ownership, maintenance or operation of the Land and Improvements described above, including, without limitation, building plans and specifications, operating contracts, warranties, permits, soil or environmental reports, surveys, maps, certificates or notices of completion or occupancy, conditional use or zoning permits, claims and causes of action.

         2. Purchase Price. The purchase price ("Purchase Price") for the Property is Three Million Five Hundred Thousand Dollars ($3,500,000.00), and shall be payable, subject to prorations, credits and escrows as provided in this Purchase Agreement, at closing by delivery of a certified or cashier's check from Buyer or by wire transfer from Buyer.

         3. Earnest Money. Earnest money of Twenty-Five Thousand Dollars ($25,000.00) shall be tendered on the date that Seller delivers to Buyer a fully executed copy of this Purchase Agreement ("Acceptance Date"), by Buyer depositing such sum with Chicago Title Insurance Company ("Chicago Title"), to be held in its trust account, pursuant to its standard escrow agreement, which the parties hereto agree to execute. All earnest money tendered under this Purchase Agreement ("Earnest Money") shall be held in an interest bearing account. If this transaction closes, the Earnest Money, together with all accrued interest thereon, shall be credited against the Purchase Price. If this transaction does not close due to Buyer's default, the Earnest Money together with all interest earned thereon shall be disbursed to Seller as liquidated damages. If this transaction does not close, due either to (i) Buyer's not delivering to Seller the notice described in Section 4 regarding Seller's satisfaction of contingencies or (ii) Seller's default, the Earnest Money, together with all accrued interest thereon, shall be returned to Buyer.




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         4.       Contingencies. Buyer's obligation to close this transaction is contingent upon the satisfaction or waiver of the contingencies set forth below.

                  4.1 Survey. Buyer obtaining, at Buyer's sole expense, in form and substance satisfactory to Buyer and Buyer's lender, a survey of the Land and Improvements prepared by a registered land surveyor selected by Buyer and certified to Buyer and such others as Buyer may reasonably request. The survey shall be sufficient to permit the removal of survey exceptions relating to questions of survey from the title insurance policy referred to under Section 5.2 and shall reveal no easements, encroachments, encumbrances or other matters that would adversely affect Buyer's intended use and operation of the Land as an office building ("Buyer's Use"). The survey shall also contain a certification that the Improvements on the Land do not lie within a wetland, flood plain or lakeshore erosion hazard area.

                  4.2 Utilities. Buyer determining, at Buyer's sole expense, that all necessary public utilities, including without limitation, sanitary and storm sewer, water, gas, electricity and telephone, are currently available for use on the Land at suitable locations and at sufficient capacity for Buyer's Use, or, that the Land includes on-site sewer and water systems, and that such utilities and systems are in good condition and repair.

                  4.3 Environmental. Buyer obtaining, at Buyer's sole expense, a written report from an environmental consultant of Buyer's choice confirming that (i) the Land and Improvements and the soils, groundwater and surface waters on, in or and under the Land do not contain any pollutants, contaminants or hazardous substances (as such terms are defined under any applicable federal, state, or local law, rule, regulation, ordinance or order), or other environment or health-threatening materials, including, without limitation, petroleum products, asbestos (whether friable or not), radon, lead and polychlorinated biphenyls (whether contained or not); and (ii) no underground storage tanks ("USTs") are present on the Land, and USTs which were present did not leak and were removed and disposed of in compliance with all laws, rules and regulations of any governmental authority then or now in effect.

                  4.4 Title. Buyer determining, at Buyer's sole expense, that any easements, restrictive covenants, restrictions, land use regulations or other encumbrances affecting the Land and Improvements will not adversely affect or restrict Buyer's Use.

                  4.5 Physical Inspection. Buyer obtaining, at Buyer's sole expense, inspection reports and other information deemed appropriate by Buyer, from inspectors of Buyer's choice, which indicate to the satisfaction of Buyer that the Improvements are in good condition and repair, that the square footage of the Improvements is as set forth in
         Section 1.2 and that there are no material defects or deficiencies in any part thereof (including, without limitation, telecommunications equipment, the plumbing, HVAC, drainage, sanitary sewer, waste treatment, water, and electrical systems, the foundation,


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         exterior walls, roof and other structural components, and the sidewalks, driveways and parking areas thereof).

                  4.6 Lease and Escrow Agreement. Buyer and Seller entering into a lease for the lower level of the building located on the Property, on the terms attached hereto as EXHIBIT C, and further agreeing to the form of Escrow Agreement to be entered into by the parties at closing, pursuant to which an amount necessary to perform the Tenant Improvements (defined on Exhibit C) will be deducted from the Purchase Price (the "Holdback") and will be placed in a Chicago Title escrow account, to be released to Seller upon completion of the Tenant Improvements, defined on EXHIBIT C. The parties estimate the Holdback to be between $200,000 and $300,000. If the Holdback is less than $300,000, then the Purchase Price set forth in Section 2 shall be decreased by an amount equal to $300,000 minus the Holdback. This decrease in the Purchase Price, if any, shall be documented in the Escrow Agreement and the parties agree to sign an amendment to this Purchase Agreement confirming the new Purchase Price.

                  4.7 Review of Documents. Buyer reviewing and approving the items required to be provided by Seller pursuant to Section 5.1 hereof.

                  4.8 Personal Property. Buyer and Seller determining (i) the additional items of personal property that will not be sold to Buyer including, but not limited to, telecommunications equipment which are located on the Property but not owned by Seller, and any personal property owned by an employee or individual and (ii) the items of personal property which are considered part of the Property but will be used by Seller during the Lease term.

                  4.9 If Buyer does not notify Seller within thirty (30) days after the Acceptance Date ("Contingency Period") that the contingencies set forth above have been satisfied or waived by Buyer, this Purchase Agreement shall terminate and all Earnest Money, and interest earned thereon, shall be immediately returned to Buyer. Buyer shall have the right to extend the Contingency Period for an additional period of thirty (30) days provided that Buyer provides written notice of the extension to Seller prior to the expiration of the Contingency Period, and provided further that Buyer is attempting to satisfy the contingencies set forth above in good faith. Buyer agrees to use its good faith efforts to make such inquiries, retain such consultants, make such applications and perform such acts as may be reasonably necessary or appropriate to enable Buyer to satisfy the above stated contingencies, provided that Buyer shall not be required to attempt to satisfy all contingencies simultaneously, but shall be entitled to attempt satisfaction of the contingencies in a sequential order established by Buyer within the time frames set forth herein.

         5. Seller's Obligations. Seller, at Seller's sole expense, shall perform the following obligations:

                  5.1 Deliveries. Seller shall furnish and deliver to Buyer for examination, within five (5) days after the Acceptance Date, to the extent such items are in Seller's possession or under Seller's control, copies of the following:


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                           5.1.1.1  All reports, surveys, maps, plans,
                  specifications, soil tests, financial statements, operating manuals, warranties, environmental audits, reports, studies and other similar documentation relating to or affecting the Property; and

                           5.1.1.2 All leases, service contracts, management agreements and other agreements that presently affect the Property.

                  5.2 Title Commitment. Seller shall obtain and deliver to Buyer, at Seller's sole expense, within fifteen (15) days following the Acceptance Date, a commitment (including copies of all matters listed as title exceptions thereon) from Chicago Title, to issue an owner's policy of title insurance in the amount of the Purchase Price, naming Buyer as the insured, which policy shall be in the form of an ALTA Owner's Policy Form 1970-B (amended 10/17/79) insuring good and marketable fee simple record title to the Property except for matters expressly approved by Buyer. Seller shall use its good faith efforts to cause the title commitment to obligate Chicago Title to issue a title policy that will insure Buyer's title to be in the condition required under Section 9 (without standard exceptions) as of the Closing Date.

                  5.3 Seller's Cooperation. Seller shall join with Buyer in executing any and all applications for requests for zoning changes, permits or approvals or any other permit or license necessary or desired for Buyer's Use, provided that Buyer shall pay all expenses, including those reasonably incurred by Seller, if any, associated therewith.

                  5.4 Service Contracts. Seller shall at closing, by valid instrument in form and substance acceptable to Buyer, assign to Buyer and Buyer shall assume all service or management contracts with third parties relating to the Property which will be in effect on the Closing Date and which are acceptable to Buyer, as indicated on a schedule of such contracts attached thereto which Seller shall warrant as being true, complete and in full force and effect without any defaults of Seller thereunder. Provided Buyer has given notice to Seller of any service or management contracts unacceptable to Buyer on or before the expiration of the Contingency Period or any extension thereof, Seller shall terminate all such service or management contracts, effective prior to the Closing Date.

         6. Access and Cooperation. Buyer and its designees, at any time after the Acceptance Date, shall have the right to enter the Property at all reasonable times during Seller's business hours to conduct inspections, studies and investigations of the Property, including the right to take and remove reasonable test samples; provided, however, that such inspections and other work shall not unreasonably interfere with Seller's use or occupancy of the Property. Neither Buyer's right to inspect the Property nor the results thereof shall in any way limit, diminish or modify Seller's warranties and representations as set forth herein. Seller shall cooperate with Buyer in Buyer's exercise of its rights under this Section. Buyer shall, with respect to any such inspections, studies, and investigations of the Property and any work performed in connection therewith by or on behalf of Buyer, indemnify Seller against any and all expense, liability or damage arising out of (i) any mechanics liens filed against the Property; or (ii) the negligent or malicious acts of Buyer or its agents.

         7. Operation of Property. From the Acceptance Date through the Closing Date Seller shall:


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                  7.1      Operate the Property in a commercially prudent manner
         and maintain the Property in a good, clean and sanitary condition without any deferred maintenance and shall pay in a timely fashion all bills and timely discharge all obligations arising by reason of Seller's ownership, operation, management and leasing of the Property;

                  7.2 Keep and preserve the Property in the condition existing as of the Acceptance Date, normal wear and tear excepted, and not deposit or permit to be deposited thereon any garbage, fill or other refuse material without the Buyer's prior written consent;

                  7.3 Not, without obtaining the prior written consent of Buyer, enter into, modify or terminate any lease or other agreement with respect to the Property which will (i) extend in force beyond the Closing Date and purport to bind Buyer or the Property or (ii) not be fully performed by Seller prior to the Closing Date;

                  7.4 Not, without the prior written consent of Buyer, initiate or consent to the change in any zoning applicable to the Property or in any other governmental law, permit, license, ordinance or regulation applicable to the construction, use, occupation or operation of the Property; and

                  7.5 Maintain fire and extended coverage insurance on the Improvements for the full replacement cost thereof.

         8.       Warranties and Representations.

                  8.1 Seller warrants and represents to Buyer, which warranties and representations shall survive closing for a period of two and one-half (2 1/2) years, that, as of the Acceptance Date:

                           8.1.1 To Seller's knowledge, no part of the Improvements are located in a flood plain, wetland or shore land area.

                           8.1.2 Seller has received no notice of any pending or threatened litigation, suit, action or proceeding before any court or administrative agency affecting the Property.

                           8.1.3 Seller has received no notice of any pending or threatened condemnation proceedings affecting the Property.

                           8.1.4    Seller has received no notice of
                  contemplated public improvements which may result in special assessments or otherwise materially affect the Property.

                           8.1.5 Seller has received no notice of any existing or any pending or threatened governmental agency or court orders requiring repair, alteration or correction of any condition affecting the Property.

                           8.1.6 Seller has received no notice from any governmental unit or agency alleging that the Property is in violation of any building, zoning, subdivision, traffic, parking, land use, environmental, occupancy, health and other


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                  applicable laws, ordinances, regulations, decrees, rules or conditions of any federal, state, county, municipal or other governmental or quasi-governmental authority or agency affecting the Property. The Land is zoned under the classification of M-1 Industrial based solely upon an examination by Seller of the records in the City of New Berlin's zoning office.

                           8.1.7 The Property and its occupancy and operation by Buyer for Buyer's Use will not be in violation of any private agreement, covenant, reservation or restriction of which Seller has knowledge.

                           8.1.8 All Improvements, including, but not limited to: the plumbing, mechanical, drainage, sanitary sewer, water, fire, security and electrical systems; the foundation, roof, exterior walls and other structural components; and the sidewalks, docks, driveways and parking areas thereof are in good working condition and repair and perform the functions for which intended.

                           8.1.9 Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the Seller's correct taxpayer identification number is set forth next to Seller's signature herein.

                           8.1.10 Seller has good right, title and authority to enter into and perform the obligations of Seller hereunder, and, upon acceptance as set forth below by Seller, this Purchase Agreement shall become a valid and binding obligation of Seller, enforceable in accordance with its terms.

                  8.2 Buyer represents and warrants to Seller, which warranty and representation shall survive closing, that this Purchase Agreement will be upon execution a valid and binding obligation of Buyer, enforceable in accordance with its terms.

                  8.3 Seller warrants and represents to Buyer, which warranties and representations shall survive closing for a period equal to any applicable statute of limitation, that, as of the Acceptance Date, to Seller's knowledge; (i) the Property is in compliance with all federal, state and local (including local sewerage district) laws, rules, regulations, ordinances, codes and orders governing, establishing, limiting or otherwise affecting the use, discharge, storage or disposal of air, water or other pollutants, process waste water or solid, hazardous and/or toxic substances or environment-threatening materials (hereinafter collectively referred to as "Waste"); (ii) the Property has never been used as a landfill, dump or industrial waste disposal area; (iii) Seller has received no notice of any pending or threatened actions or proceedings by the local municipality, sewerage districts, the Wisconsin Department of Natural Resources, the U.S. Environmental Protection Agency or any other governmental entity with respect to the Property, and there is no basis for any such action or proceeding; (iv) all Waste ever situated upon the Property has been removed from the Property in accordance with applicable laws, rules, regulations, ordinances, codes, orders or other requirements, and no Waste is used, stored or disposed of on the Property, except in compliance with all applicable laws governing the use of such Waste; and (v) there are no underground storage tanks located on the Property. For purposes of this Section 8.3 only, the phrase, "to Seller's knowledge", shall mean to the knowledge of any current employee of Seller at the vice president or higher level, and/or to the knowledge of Deb Stringfellow.


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         9.       Condition of Title. Seller shall, at closing, convey fee
simple title in the Land and Improvements to Buyer by good and sufficient warranty deed, free and clear of all liens and encumbrances except municipal and zoning ordinances, recorded building and use restrictions and covenants (provided Buyer's Use is not prevented), recorded easements for public utilities serving the Land and Improvements and located adjacent to side and rear lot lines, and general real estate taxes levied in the year of closing. Seller shall convey to Buyer the Property described under Sections 1.3 and 1.4 by warranty bill of sale, free and clear of all liens, claims and encumbrances. Legal possession of the Property and all other conveyance documents as required herein shall be delivered to Buyer on the Closing Date.

         10.      Termination of Agreement.

                  10.1 This Purchase Agreement and any obligation to consummate the transactions contemplated hereby may be terminated by mutual consent of the parties.

                  10.2 This Purchase Agreement may be terminated by written notice from Buyer to Seller if there has been a material misrepresentation or breach by Seller under this Purchase Agreement. Buyer's failure to terminate shall not constitute a waiver of any such misrepresentation or breach.

                  10.3 This Purchase Agreement may be terminated by written notice from Buyer to Seller if any of the contingencies provided for in
         Section 4 have not been satisfied or waived by Buyer in writing within the time therein provided (it being understood that if Buyer determines in good faith that it is unlikely that one or more of the contingencies will be satisfied, Buyer shall have the right to terminate this Purchase Agreement).

                  10.4 This Purchase Agreement may be terminated by written notice from Seller to Buyer if there has been a material misrepresentation or breach by Buyer in the representations, warranties, agreements and covenants of Buyer as set forth herein. Seller's failure to terminate shall not constitute a waiver of any such misrepresentation or breach.

                  10.5 If all of the contingencies provided in Section 4 are satisfied or waived and Buyer thereafter fails to complete the closing as provided in this Purchase Agreement, Seller, as its sole and exclusive remedy, shall be entitled to the Earnest Money, and all accrued interest thereon, as liquidated damages. If Seller commits a material breach of this Purchase Agreement, Buyer shall be entitled to the prompt return of the Earnest Money, including interest paid thereon, and to any other remedies available, at law or in equity, including specific performance.

         11. Binding Contract. Seller and Buyer hereby acknowledge and agree that they intend this Purchase Agreement to be a binding and enforceable agreement, subject to the terms and conditions set forth herein, and each party hereby waives any right to hereafter challenge the enforceability of this Purchase Agreement on the basis that the contingencies set forth in Section 4 hereof are at the good faith discretion of Buyer. Buyer agrees to use its good faith efforts to satisfy such contingencies. Seller acknowledges and agrees that such efforts by Buyer will require Buyer to expend significant time and money investigating the Property and attempting to satisfy all of the contingencies precedent to the purchase of the Property and the expenditure of


                                       7
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such time and money by Buyer constitutes good and sufficient consideration to
Seller for Seller accepting this Purchase Agreement and agreeing to be bound hereto.

         12. Closing. This transaction is to be closed at the offices of Gutglass, Erickson, Bonville, Seibel & Falkner, S.C. on the first business day which is more than sixty (60) days after the Acceptance Date. ("Closing Date").

         13. Prorations. The following income and expenses shall be calculated by Buyer and Seller and prorated as follows:

                  13.1 Taxes. Net general real estate taxes for the year of closing shall be prorated as of the Closing Date, inclusive of said date, on the basis of the net general real estate taxes for the year of closing, if known, otherwise on one hundred ten percent (110%) of the net general real estate taxes for the preceding year. Seller shall pay prior to the Closing Date all general real estate taxes attributable to any time period prior to the year of closing. Special assessments for any work on or relating to the Property commenced or levied prior to the Closing Date shall be paid by Seller at or prior to closing.

                  13.2 Operating Expenses. All expenses for utilities, maintenance contracts and other operating items related to the Property shall be prorated as of the Closing Date, with Seller to pay any such expenses attributable to periods prior to the Closing Date and Buyer to pay all such expenses attributable to periods on or after the Closing Date. Such proration shall be reflected on the closing statement and shall be made on the basis of statements obtained from utilities, suppliers or service providers, or if Seller, despite its best efforts, is unable to obtain any such statements, on the basis of the bills or invoices attributable to the period immediately prior to the billing period in which the Closing Date occurs.

                  13.3 Transfer Fees. Seller shall further be obligated to pay all escrow and state and local transfer fees in connection with this transaction.

                  13.4 Legal and other Fees and Expenses. Each party shall bear its own legal fees and other expenses associates with transaction.

         14. Notices. Any notice or election required or permitted to be given or served hereunder shall be in writing and be delivered either in person or sent by (i) United States certified or registered mail, postage prepaid, return receipt requested; (ii) bonded courier service; or (iii) telecopy transmission to the address or telecopy number designated below the signature of the party. Any such notice, if mailed as provided herein, shall be deemed to have been mailed, rendered, given or served on the date mailed and shall be deemed to have been received on the expiration of two business days after mailing. Any notice or communication personally delivered or delivered by telecopy transmission shall be deemed to have been given or served upon the party to whom delivered upon delivery thereof in the manner above provided.

         15. Brokerage Commissions. Seller and Buyer each represent and warrant to the other that, except for the brokers identified on the signature page, which is the agent of and whose commission will be paid by Seller, neither of them has dealt with any agent, broker, finder or other person in connection with the transaction contemplated by this Purchase Agreement in


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such a manner as to give rise to any valid claim for a broker's, finder's or similar fee, and Seller and Buyer each hereby agree to indemnify and hold each other harmless from and against any and all liability, obligation, loss, cost and/or expense (including actual attorneys' fees) in connection with the claims of any such agent, broker, finder or other person which are based on the conduct, actions or agreements of Seller or Buyer.

         16. Risk of Loss; Casualty Damage. The risk of loss or damage to the Property, as between Buyer and Seller, shall be on Seller at all times until the closing of this transaction has been completed. If prior to such time any part of the Property is damaged, Seller shall promptly notify Buyer thereof. If the cost of repair, as determined in good faith by Seller, is less than five percent (5%) of the Purchase Price, Buyer shall remain fully obligated hereunder. If the cost of repair, as determined in good faith by Seller, is five percent (5%) of the Purchase Price or more, Buyer shall have the right to terminate this Purchase Agreement by written notice given to Seller within thirty (30) days following the date of damage, and all Earnest Money and accrued interest shall be refunded to Buyer. If Buyer does not or is not entitled to terminate this Purchase Agreement as just provided, then Buyer shall have the option to proceed to closing as originally scheduled or delay closing until such time as the repairs are completed. In the event Buyer elects to delay the closing, Seller shall repair or replace any such damage or destruction at its sole cost and expense. Said work shall be completed in a good and workmanlike manner and in compliance with all applicable codes and ordinances and free of any liens or claims. In the event Buyer elects not to delay the closing and to proceed to closing without the requirement of repair by Seller, then Seller shall neither compromise nor settle any insurance or liability relating thereto without Buyer's written consent, and Buyer shall be entitled to any insurance proceeds arising from such damage, and the amount of any deductible shall be credited to Buyer against the Purchase Price.

         17. Condemnation. If prior to the closing, any part of the Property is subject to a bona fide threat of condemnation or the initiation of any condemnation proceedings by a body having the power of eminent domain, or is taken by eminent domain or condemnation (or sale in lieu thereof), Seller shall give written notice thereof to Buyer and Buyer may, by written notice to Seller, elect to terminate this Purchase Agreement. Upon such termination, the Earnest Money will be returned to Buyer and both parties shall be relieved of and from any further liability hereunder. If Buyer does not make such election to terminate this Purchase Agreement, this Purchase Agreement shall remain in full force and effect, and the full Purchase Price shall be due at closing without adjustment; provided, however, Buyer shall receive notice of and be entitled to control over all negotiations or meetings with condemning authorities and Seller shall, at closing, assign, transfer and set over to Buyer, all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking.

         18.      Miscellaneous.

                  18.1 This Purchase Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

                  18.2 The captions and section numbers in this Purchase Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of such sections.


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
                  18.3 On the Closing Date, or thereafter if necessary, each party shall, without cost or expense to the other party, use its best efforts to obtain and deliver to or cause to be executed and delivered to the other party, such further instruments of transfer and conveyance as may reasonably be requested, and take such other action as a party may reasonably require to carry out more effectively the transactions contemplated herein.

                  18.4 This Purchase Agreement may be signed in counterparts, each of which upon execution and delivery as prescribed, shall be deemed an original for all purposes. In proving this Purchase Agreement, the party seeking performance need only produce an original copy of the document executed by the party against whom enforcement is sought.

                  18.5 No delay or omission by any of the parties obligated hereunder to exercise any right or power accruing upon any noncompliance or failure of performance by another party under the provisions of this Purchase Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any such party hereunder of any default or of any covenants, conditions or agreements hereof to be performed by another shall not be construed to be a waiver of any succeeding default hereunder of any other covenant, condition or agreement herein contained.

                  18.6 This Purchase Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin and enforced in courts having venue within the State of Wisconsin.

                  18.7 After the Acceptance Date, and as long as this Purchase Agreement is in effect, Buyer shall have the right to place "For Lease" signs on the Property.

                  18.8 If any provision, or any portion thereof, of this Purchase Agreement, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Purchase Agreement, or the application of such provision or portion thereof, to any other persons or circumstances shall not be affected thereby and each provision of this Purchase Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  18.9 No agreement shall be effective to add to, change, modify, waive or discharge this Purchase Agreement in whole or in part, unless such agreement is in writing and signed by the parties to be bound.

                  18.10 Time shall be of the essence in the performance by Buyer and Seller of their respective obligations hereunder.

            IN WITNESS WHEREOF, the Buyer has caused this Purchase Agreement to be executed this 29th day of June, 2001.


                                        BUYER:

                                        GCG ACQUISITIONS, LLP and/or its assigns

                                        By:  /s/  DAVID J. WEISS
                                           ------------------------------------

                                        Acceptance

                                        Accepted this 29th day of June, 2001

                                        SELLER:

                                        HEALTHCARE RECOVERIES, INC.


                                        By:  /s/ DOUGLAS R. SHARPS
                                           ------------------------------------


Buyer's address for notice purposes:

c/o General Capital Group
10532 North Port Washington Road
Mequon, Wisconsin 53092-5563

With a copy to:

Stephanie A. Lyons
Gutglass, Erickson, Bonville, Seibel & Falkner, S.C.
735 North Water Street, Suite 1400
Milwaukee, Wisconsin 53202


Seller's address for notice purposes:

Healthcare Recoveries, Inc.
1930 Bishop Lane
Louisville, Kentucky 40202
Attn:  Ms. Mary Ann Blake
Vice President - Finance Administration


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

With a copy to:

Wyatt, Tarrant & Combs, LLP
2700 PNC Plaza
Louisville, Kentucky 40202
Attn:  David Saffer, Esq.


Seller's real estate brokers:       The Polacheck Company
                                    James T. Barry Company

Buyer's real estate broker:         Standard Real Estate, LLC

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                 [Text Omitted]

                                    EXHIBIT B

                                PERSONAL PROPERTY

The following items located on the Property as of the Acceptance Date:

         - All furniture, including, but not limited to, desks, chairs, tables, lighting, cabinets and bookshelves.

         -        All exercise equipment.

         -        All art not owned by employees personally.

         - All telecommunications equipment currently owned by Seller, including but not limited to, telephones, cables and supporting equipment, together with all instruction manuals and other support services.


The following items are specifically excluded from the Property:

         -        Computer hardware and software

         - Any employee's personal property, including, but not limited to employees' art and/or furniture

         - All telecommunications equipment not owned by Seller, including but not limited to, telephones, cables and supporting equipment, together with all instruction manuals and other support services.

                                    EXHIBIT C

                                   LEASE TERMS

TENANT:                    Healthcare Recoveries, Inc.

LANDLORD:                  GCG Acquisitions, LLP, or its assigns

PREMISES:                  Approximately 19,000 square feet (plus an approximate
                           11% add-on factor for the common areas of the building) in the lower level, more particularly described on the attached SPACE PLAN. The Lease shall provide the tenant with the right to use the personal property to be conveyed to Buyer at closing, which personal property is currently used by the Seller at the Property and is necessary to operate the tenant's business.

TERM: Approximately five (5) years to commence on the closing date.

BASE RENT:
                           Year 1                   $10.00 per square foot
                           Year 2                   $10.30 per square foot
                           Year 3                   $10.61 per square foot
                           Year 4                   $10.93 per square foot
                           Year 5                   $11.26 per square foot


RENT COMMENCEMENT
DATE: Tenant will commence payment of Base Rent, CAM, taxes and insurance on the closing date.

COMMON AREA MAIN-
TENANCE, TAXES AND
INSURANCE:                 Tenant shall be responsible for its proportionate
                           share of such costs.

TENANT'S WORK
AND POSSESSION:            Tenant shall spend an amount necessary to perform the
                           tenant improvements to be described in the Lease converting and building out the lower level of the Building ("Tenant Improvements"). Upon completion of
                           Tenant Improvements in accordance with laws and free of all liens, the Holdback shall be released to Seller pursuant to the escrow agreement described in
                           Section 4.6 above.

INTENDED USE:              Office

SUBLEASE &
ASSIGNMENT:                Tenant shall not have the right to assign or
                           sublease all or any portion of the Premises without obtaining the Landlord's consent, which consent may be withheld in its sole discretion.


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